Exhibit 99.1

JAMES RIVER ANNOUNCES FOURTH QUARTER 2024 RESULTS

Pembroke, Bermuda, March 3, 2025 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported the following results for the fourth quarter 2024 as compared to the same period in 2023:

	Three Months Ended December 31,		Three Months Ended December 31,
($ in thousands, except for share data)	2024	per diluted share	2023	per diluted share
Net (loss) income from continuing operations available to common shareholders	$(92,669)	$(2.25)	$17,431	$0.46
Net loss from discontinued operations[1]	(1,372)	$(0.03)	(170,211)	$(3.89)
Net loss available to common shareholders	(94,041)	$(2.28)	(152,780)	$(3.43)
Adjusted net operating (loss) income[2]	(40,803)	$(0.99)	12,442	$0.33
Net loss from continuing operations available to common shareholders was $92.7 million ($2.25 per diluted share). Adjusted net operating loss2 was $40.8 million ($0.99 per diluted share) for the fourth quarter of 2024. The decrease to both was largely attributable to the previously announced $52.8 million of consideration paid in connection with the Excess and Surplus Lines ("E&S") adverse development reinsurance contract with Cavello Bay Reinsurance Limited, a subsidiary of Enstar Group Limited ("Enstar") ("E&S Top Up ADC") that closed on December 23, 2024. Net loss from continuing operations available to common shareholders was also negatively impacted by the $27 million deemed dividend resulting from the November 2024 amendment to the Series A Preferred Shares.
Unless specified otherwise, all underwriting performance ratios presented herein are for our continuing operations and business not subject to retroactive reinsurance accounting for loss portfolio transfers ("LPTs").
Highlights for 2024 included:
▪During the year we completed several strategic actions including (i) closing the sale of JRG Reinsurance Company Ltd. (“JRG Re”) to focus our business around our U.S. insurance businesses, (ii) entering into a $160.0 million combined loss portfolio transfer and adverse development cover for our E&S business (the "E&S ADC"), (iii) initiating a new strategic partnership with Enstar which, in part, entailed a $12.5 million equity investment in the Company and an additional $75.0 million E&S Top Up ADC, and (iv) amending the Certificate of Designations for our Series A Preferred Shares to, among other things, convert $37.5 million of the outstanding Series A Preferred Shares to common shares (see Amendment of Series A Preferred Shares on page 5). We believe
1 The Company closed the sale of JRG Reinsurance Company Ltd. on April 16, 2024. The full financials for our former Casualty Reinsurance segment have been classified to discontinued operations for all periods.
2 Adjusted net operating (loss) income, tangible common equity per share and adjusted net operating return on tangible common equity are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

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JRVR Announces Fourth Quarter 2024 Results

these and other actions meaningfully strengthen our balance sheet and position us to generate attractive returns in the future.
▪E&S segment gross written premium exceeded $1.0 billion for a second consecutive year, a slight increase compared to the prior year as the Company continued to focus on its leading, wholesale driven franchise. The Company had its highest levels of both new and renewal annual submission growth in five years, and positive renewal rate change of 9.0% for 2024, as compared to 9.3% for 2023.
▪Full year 2024 net investment income increased 10.8% compared to 2023, with a majority of asset classes reporting higher income.
▪Specialty Admitted Insurance segment combined ratio was 92.2% for 2024 as compared to 95.9% for 2023. Underwriting profit grew 68.6% compared to the prior year.
▪Shareholders' equity per share of $10.10 decreased sequentially from $14.02 at September 30, 2024, due to the net loss from continuing operations and increase in the common shares outstanding.
▪The Company does not expect any meaningful losses associated with the tragic series of California wildfires.

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “2024 was a costly but transformational year for James River. We have meaningfully de-risked the organization and concluded an extensive strategic review, emerging with a renewed focus. The E&S market remains very healthy, and we believe that 2025 will provide significant opportunities to responsibly grow while taking advantage of the attractive rate environment.”
Fourth Quarter 2024 Operating Results
•Gross written premium of $358.3 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2024	2023	% Change
Excess and Surplus Lines	$280,287	$275,171	2%
Specialty Admitted Insurance	78,005	114,134	(32)%
	$358,292	$389,305	(8)%

•Net written premium of $114.0 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2024	2023	% Change
Excess and Surplus Lines	$99,684	$146,628	(32)%
Specialty Admitted Insurance	14,307	25,573	(44)%
	$113,991	$172,201	(34)%
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JRVR Announces Fourth Quarter 2024 Results

•Net earned premium of $105.6 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2024	2023	% Change
Excess and Surplus Lines	$87,275	$153,926	(43)%
Specialty Admitted Insurance	18,311	28,027	(35)%
	$105,586	$181,953	(42)%

Lower net retention for the E&S segment reflects the $52.8 million of ceded premium recorded upon closing the E&S Top Up ADC as well as reinstatement premium which reduced net written premiums in the fourth quarter of 2024 compared to the prior year quarter.
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JRVR Announces Fourth Quarter 2024 Results

•E&S Segment Fourth Quarter Highlights:
–The E&S segment grew gross written premium by 1.9% compared to the prior year quarter. Excluding excess casualty, where we have been cautious, the segment grew by 11.2%.
–Total submissions grew 9% compared to the prior year quarter. The E&S segment received over 80,000 new and renewal policy submissions for the fourth consecutive quarter, its third consecutive quarter of 9% submission growth, a level not seen since 2020.
•Specialty Admitted Insurance Segment Fourth Quarter Highlights:
–Gross written premium for the fronting and program business declined 11.1% compared to the prior year quarter, excluding the impact of our large workers’ compensation program and Individual Risk Workers’ Compensation book, which were non-renewed in the second quarter of 2023 and sold via a renewal rights transaction in the third quarter of 2023, respectively. Including these two programs, segment gross written premium declined 31.7%.
•Pre-tax favorable (unfavorable) reserve development by segment on business not subject to retroactive reinsurance accounting was as follows:

	Three Months Ended December 31,
($ in thousands)	2024	2023
Excess and Surplus Lines	$(8,943)	$(25,005)
Specialty Admitted Insurance	—	(38)
	$(8,943)	$(25,043)

•The fourth quarter of 2024 reflected $8.9 million of net unfavorable reserve development in the E&S segment. The Company ceded $29.5 million of unfavorable reserve development on business subject to the E&S ADC during the fourth quarter of 2024 and the majority of the $8.9 million of net unfavorable development represents the retained loss corridor on that structure. There remains $116.2 million of aggregate limit on the E&S ADC and E&S Top-Up ADC which cover the overwhelming majority of all E&S reserves from 2010-2023.
•Retroactive benefits of $2.7 million were recorded in loss and loss adjustment expenses during the fourth quarter and the total deferred retroactive reinsurance gain on the Balance Sheet is $58.0 million as of December 31, 2024.
•Gross fee income was as follows:

	Three Months Ended December 31,
($ in thousands)	2024	2023	% Change
Specialty Admitted Insurance	$4,828	$5,874	(18)%
•The consolidated expense ratio was 43.7% for the fourth quarter of 2024, which was an increase from 24.2% in the prior year quarter. The expense ratio increase was primarily the result of $52.8 million of consideration paid in connection with the E&S Top Up ADC that closed on December 23, 2024, which resulted in lower net earned premium.

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JRVR Announces Fourth Quarter 2024 Results

Investment Results
Net investment income for the fourth quarter of 2024 was $22.0 million, a decrease of 14.2% compared to $25.6 million in the prior year quarter. The decline in income was primarily due to a lower asset base across our fixed income and bank loan portfolios as we managed the portfolio for the payment of the $52.8 million of consideration paid in connection with the E&S Top Up ADC, as well as lower income from private investments, which in the prior year quarter benefited from a one-time payment of approximately $2.5 million related to the sale of certain investments.
The Company’s net investment income consisted of the following:

	Three Months Ended December 31,
($ in thousands)	2024	2023	% Change
Private Investments	1,334	3,199	(58)%
All Other Investments	20,628	22,389	(8)%
Total Net Investment Income	$21,962	$25,588	(14)%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended December 31, 2024 was 4.7% (versus 4.8% for the three months ended December 31, 2023).
Net realized and unrealized losses on investments of $2.8 million for the three months ended December 31, 2024 compared to net realized and unrealized gains on investments of $8.0 million in the prior year quarter.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.01 per common share. This dividend is payable on March 31, 2025 to all shareholders of record on March 10, 2025.
Amendment of Series A Preferred Shares
As previously disclosed, on November 11, 2024, the Company amended the Series A Preferred Shares. Among other amended terms, this amendment converted $37.5 million of the outstanding Series A Preferred Shares to common shares. The Company accounted for the amendment as an extinguishment due to the significance of qualitative and quantitative changes to the shares.
The Company estimated the fair value of the new Series A Preferred Shares to be $133.1 million on the date of issuance. The Company recorded a deemed dividend of $25.7 million within retained deficit for the difference between the $144.9 million carrying value of the extinguished pre-amendment Series A preferred shares and the combined $133.1 million estimated fair value of the new Series A Preferred Shares and $37.5 million of new common shares. The Company also recorded a deemed dividend of $1.3 million for the difference between the $37.5 million of Series A Preferred Shares converted to common shares in the amendment and the $38.8 million fair value of the common shares issued. The combined $27 million deemed dividend increased the Net Loss to Common Shareholders and reduced tangible common equity for the fourth quarter of 2024 by approximately $0.60 per share.
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JRVR Announces Fourth Quarter 2024 Results

Tangible Equity
Shareholders' equity of $460.9 million at December 31, 2024 declined 13.1% compared to shareholders' equity of $530.3 million at September 30, 2024. Tangible equity3 of $437.7 million at December 31, 2024 decreased 11.0% compared to tangible equity of $491.9 million at September 30, 2024, due to losses from continuing and discontinued operations as well as an increase in unrealized investment losses in accumulated other comprehensive income ("AOCI"). Other comprehensive loss was $27.2 million during the fourth quarter of 2024, due to a decrease in the value of the Company's fixed maturity securities.
Board of Directors
The Company also announced that Non-Executive Chairman Ollie L. Sherman Jr. has chosen to retire from his leadership role and that the Board has appointed Christine LaSala as its next Non-Executive Chairperson. Following a period of transition, Mr. Sherman will also retire from the Board on April 30, 2025.
Mr. Sherman has served on the Board of Directors since May 2016 and had previously retired as a Managing Principal with Towers Watson in 2010. Ms. LaSala joined the Board of Directors in July 2024. She has over 45 years of management, client leadership and financial experience in the insurance industry in underwriting and insurance broking roles. She currently serves as a director of Sedgwick, a leading provider of claims management, loss adjusting and technology-enabled risk, benefit and business solutions. She served as a director of Beazley plc for eight years, including in a variety of board leadership roles such as Interim Chair, prior to stepping down in April 2024.
Conference Call
James River will hold a conference call to discuss its fourth quarter results tomorrow, March 4, 2025 at 8:30 a.m. Eastern Time. Investors may access the conference call by dialing (800)-715-9871, Conference ID 6424000, or via the internet by visiting www.jrvrgroup.com and clicking on the “Investor Relations” link. A webcast replay of the call will be available by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; downgrades in the financial strength rating or outlook of our regulated insurance subsidiaries impacting our ability to attract and retain insurance business that our subsidiaries write, our competitive position, and our financial condition; the amount of the final
3 Tangible equity and tangible common equity are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Fourth Quarter 2024 Results

post-closing adjustment to the purchase price received in connection with the sale of our casualty reinsurance business and outcome of litigation relating to such transaction; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; the impact of a higher than expected inflationary environment on our reserves, loss adjustment expenses, the values of our investments and investment returns, and our compensation expenses; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain insurance and reinsurance coverage at prices and on terms that allow us to transfer risk, adequately protect our company against financial loss and that supports our growth plans; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform its reimbursement obligations, and our potential inability to demand or maintain adequate collateral to mitigate such risks; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; changes in U.S. tax laws (including associated regulations) and the interpretation of certain provisions applicable to insurance/reinsurance businesses with U.S. and non-U.S. operations, which may be retroactive and could have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we did not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and were therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or its foreign subsidiary becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act of 2002, as amended; changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends; and an adverse result in any litigation or legal proceedings we are or may become subject to. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
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JRVR Announces Fourth Quarter 2024 Results

In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting (loss) profit, adjusted net operating (loss) income, tangible equity, tangible common equity, adjusted net operating return on tangible equity (which is calculated as annualized adjusted net operating income divided by the average quarterly tangible equity balances in the respective period), and adjusted net operating return on tangible common equity excluding AOCI (which is calculated as annualized adjusted net operating income divided by the average quarterly tangible common equity balances in the respective period, excluding AOCI), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance companies. The Company operates in two specialty property-casualty insurance segments: Excess and Surplus Lines and Specialty Admitted Insurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrvrgroup.com
For more information contact:
Zachary Shytle
Senior Analyst, Investments and Investor Relations
980-249-6848
InvestorRelations@james-river-group.com
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JRVR Announces Fourth Quarter 2024 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data (Unaudited)

($ in thousands, except for share data)	December 31, 2024	December 31, 2023
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,189,733	$1,324,476
Equity securities, at fair value	86,479	119,945
Bank loan participations, at fair value	142,410	156,169
Short-term investments	97,074	72,137
Other invested assets	36,700	33,134
Total invested assets	1,552,396	1,705,861

Cash and cash equivalents	362,345	274,298
Restricted cash equivalents (a)	28,705	72,449
Accrued investment income	10,534	12,106
Premiums receivable and agents’ balances, net	243,882	249,490
Reinsurance recoverable on unpaid losses, net	1,996,913	1,358,474
Reinsurance recoverable on paid losses	101,210	157,991
Deferred policy acquisition costs	30,175	31,497
Goodwill and intangible assets	214,281	214,644
Other assets	466,635	457,047
Assets of discontinued operations held-for-sale	0	783,393
Total assets	$5,007,076	$5,317,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$3,084,406	$2,606,107
Unearned premiums	572,034	587,899
Funds held (a)	25,157	65,235
Deferred reinsurance gain	57,970	20,733
Senior debt	200,800	222,300
Junior subordinated debt	104,055	104,055
Accrued expenses	53,178	56,722
Other liabilities	315,446	333,183
Liabilities of discontinued operations held-for-sale	0	641,497
Total liabilities	4,413,046	4,637,731

Series A redeemable preferred shares	133,115	144,898
Total shareholders’ equity	460,915	534,621
Total liabilities, Series A redeemable preferred shares, and shareholders’ equity	$5,007,076	$5,317,250

Tangible equity (b)	$437,719	$485,608
Tangible equity per share (b)	$7.40	$11.13
Tangible common equity per share (b)	$6.67	$9.05
Shareholders' equity per share	$10.10	$14.20
Common shares outstanding	45,644,318	37,641,563

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are primarily sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces Fourth Quarter 2024 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except for share data)	2024	2023	2024	2023
REVENUES
Gross written premiums	$358,292	$389,305	$1,431,772	$1,508,660
Net written premiums	113,991	172,201	580,854	693,901

Net earned premiums	105,586	181,953	600,196	708,005
Net investment income	21,962	25,588	93,089	84,046
Net realized and unrealized gains (losses) on investments	(2,803)	7,954	3,625	10,441
Other income	1,968	2,609	10,716	9,517
Total revenues	126,713	218,104	707,626	812,009
EXPENSES
Losses and loss adjustment expenses (a)	144,560	133,162	554,374	500,157
Other operating expenses	47,068	45,734	193,198	193,656
Other expenses	1,563	2,325	6,145	3,792
Interest expense	5,709	6,561	24,666	24,627
Intangible asset amortization and impairment	91	91	363	2,863
Total expenses	198,991	187,873	778,746	725,095
(Loss) income from continuing operations before income taxes	(72,278)	30,231	(71,120)	86,914
Income tax (benefit) expense on continuing operations	(8,883)	10,175	(7,634)	25,705
Net (loss) income from continuing operations	(63,395)	20,056	(63,486)	61,209
Net loss from discontinued operations	(1,372)	(170,211)	(17,634)	(168,893)
NET LOSS	$(64,767)	$(150,155)	$(81,120)	$(107,684)
Dividends on Series A preferred shares	(29,274)	(2,625)	(37,149)	(10,500)
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(94,041)	$(152,780)	$(118,269)	$(118,184)
ADJUSTED NET OPERATING (LOSS) INCOME (b)	$(40,803)	$12,442	$(41,503)	$50,317

(LOSS) INCOME PER COMMON SHARE
Basic
Continuing operations	$(2.25)	$0.46	$(2.60)	$1.35
Discontinued operations	$(0.03)	$(4.52)	$(0.46)	$(4.49)
	$(2.28)	$(4.06)	$(3.06)	$(3.14)
Diluted (c)
Continuing operations	$(2.25)	$0.46	$(2.60)	$1.34
Discontinued operations	$(0.03)	$(3.89)	$(0.46)	$(4.47)
	$(2.28)	$(3.43)	$(3.06)	$(3.13)

ADJUSTED NET OPERATING (LOSS) INCOME PER COMMON SHARE
Basic	$(0.99)	$0.33	$(1.07)	$1.34
Diluted (d)	$(0.99)	$0.33	$(1.07)	$1.33

Weighted-average common shares outstanding:
Basic	41,237,480	37,656,268	38,685,003	37,618,660
Diluted	41,237,480	43,744,208	38,685,003	37,810,440
Cash dividends declared per common share	$0.01	$0.05	$0.16	$0.20

Ratios:
Loss ratio	111.4%	73.9%	86.2%	69.9%
Expense ratio (e)	43.7%	24.2%	31.4%	26.6%
Combined ratio	155.1%	98.1%	117.6%	96.5%
Accident year loss ratio (f)	65.6%	58.8%	66.2%	64.0%

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JRVR Announces Fourth Quarter 2024 Results

(a) Losses and loss adjustment expenses include $27.0 million and $37.2 million of expense for deferred retroactive reinsurance gains for the three and twelve months ended December 31, 2024, respectively ($1.3 million of benefit and $5.0 million of expense in the respective three and twelve month prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".
(c) The outstanding Series A preferred shares were dilutive for the three months ended December 31, 2023. Dividends on the Series A preferred shares were added back to the numerator in the calculation and 5,971,184 common shares from an assumed conversion of the Series A preferred shares were included in the denominator.

(d) The outstanding Series A preferred shares were anti-dilutive for the three months ended December 31, 2023. Dividends on the Series A preferred shares were not added back to the numerator in the calculation and 5,971,184 common shares from an assumed conversion of the Series A preferred shares were excluded from the denominator.

(e) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $926,000 and $4.6 million for the three and twelve months ended months ended December 31, 2024, respectively ($1.7 million and $5.3 million in the respective prior year periods), and a denominator of net earned premiums.

(f) Ratio of losses and loss adjustment expenses for the current accident year, excluding development on prior accident year reserves, to net earned premiums for the current year (excluding ceded earned premium associated with adverse development covers covering prior accident years and net earned premium adjustments on certain reinsurance treaties with reinstatement premiums associated with prior years).
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JRVR Announces Fourth Quarter 2024 Results

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross written premiums	$280,287	$275,171	1.9%	$1,017,029	$1,007,351	1.0%
Net written premiums	$99,684	$146,628	(32.0)%	$508,445	$589,551	(13.8)%

Net earned premiums	$87,275	$153,926	(43.3)%	$512,237	$609,566	(16.0)%
Losses and loss adjustment expenses excluding retroactive reinsurance	(103,327)	(112,680)	(8.3)%	(448,714)	(420,044)	6.8%
Underwriting expenses	(36,166)	(32,348)	11.8%	(140,978)	(135,175)	4.3%
Underwriting (loss) profit (a)	$(52,218)	$8,898	—	$(77,455)	$54,347	—

Ratios:
Loss ratio	118.4%	73.2%		87.6%	68.9%
Expense ratio	41.4%	21.0%		27.5%	22.2%
Combined ratio	159.8%	94.2%		115.1%	91.1%
Accident year loss ratio (b)	64.1%	55.5%		64.3%	61.9%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Ratio of losses and loss adjustment expenses for the current accident year, excluding development on prior accident year reserves, to net earned premiums for the current year (excluding ceded earned premium associated with adverse development covers covering prior accident years and net earned premium adjustments on certain reinsurance treaties with reinstatement premiums associated with prior years).

SPECIALTY ADMITTED INSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross written premiums	$78,005	$114,134	(31.7)%	$414,743	$501,309	(17.3)%
Net written premiums	$14,307	$25,573	(44.1)%	$72,409	$104,350	(30.6)%

Net earned premiums	$18,311	$28,027	(34.7)%	$87,959	$98,439	(10.6)%
Losses and loss adjustment expenses	(14,264)	(21,752)	(34.4)%	(68,423)	(75,122)	(8.9)%
Underwriting expenses	(3,186)	(4,080)	(21.9)%	(12,663)	(19,240)	(34.2)%
Underwriting profit (a), (b)	$861	$2,195	(60.8)%	$6,873	$4,077	68.6%

Ratios:
Loss ratio	77.9%	77.6%		77.8%	76.3%
Expense ratio	17.4%	14.6%		14.4%	19.6%
Combined ratio	95.3%	92.2%		92.2%	95.9%
Accident year loss ratio	77.9%	77.5%		78.5%	77.3%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results for the three and twelve months ended December 31, 2024 include gross fee income of $4.8 million and $21.0 million, respectively ($5.9 million and $24.2 million in the respective prior year periods).

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JRVR Announces Fourth Quarter 2024 Results

Underwriting Performance Ratios

The following table provides the underwriting performance ratios of the Company's continuing operations inclusive of the business subject to retroactive reinsurance accounting. There is no economic impact to the Company over the life of a loss portfolio transfer contract so long as any additional losses subject to the contract are within the limit of the loss portfolio transfer and the counterparty performs under the contract. Retroactive reinsurance accounting is not indicative of our current and ongoing operations. Management believes that providing loss ratios and combined ratios on business not subject to retroactive reinsurance accounting for loss portfolio transfers gives the users of our financial statements useful information in evaluating our current and ongoing operations.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Excess and Surplus Lines:
Loss Ratio	118.4%	73.2%	87.6%	68.9%
Impact of retroactive reinsurance	30.9%	(0.8)%	7.3%	0.8%
Loss Ratio including impact of retroactive reinsurance	149.3%	72.4%	94.9%	69.7%

Combined Ratio	159.8%	94.2%	115.1%	91.1%
Impact of retroactive reinsurance	30.9%	(0.8)%	7.3%	0.8%
Combined Ratio including impact of retroactive reinsurance	190.7%	93.4%	122.4%	91.9%

Consolidated:
Loss Ratio	111.4%	73.9%	86.2%	69.9%
Impact of retroactive reinsurance	25.5%	(0.7)%	6.2%	0.7%
Loss Ratio including impact of retroactive reinsurance	136.9%	73.2%	92.4%	70.6%

Combined Ratio	155.1%	98.1%	117.6%	96.5%
Impact of retroactive reinsurance	25.5%	(0.7)%	6.2%	0.7%
Combined Ratio including impact of retroactive reinsurance	180.6%	97.4%	123.8%	97.2%

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JRVR Announces Fourth Quarter 2024 Results

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit by individual operating segment and for the entire Company to consolidated income from continuing operations before taxes. We believe that the disclosure of underwriting profit by individual segment and of the Company as a whole is useful to investors, analysts, rating agencies and other users of our financial information in evaluating our performance because our objective is to consistently earn underwriting profits. We evaluate the performance of our segments and allocate resources based primarily on underwriting profit. We define underwriting profit as net earned premiums and gross fee income (in specific instances when the Company is not retaining insurance risk) less losses and loss adjustment expenses on business from continuing operations not subject to retroactive reinsurance accounting and other operating expenses. Other operating expenses include the underwriting, acquisition, and insurance expenses of the operating segments and, for consolidated underwriting profit, the expenses of the Corporate and Other segment. Our definition of underwriting profit may not be comparable to that of other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2024	2023	2024	2023
Underwriting (loss) profit of the operating segments:
Excess and Surplus Lines	$(52,218)	$8,898	$(77,455)	$54,347
Specialty Admitted Insurance	861	2,195	6,873	4,077
Total underwriting (loss) profit of operating segments	(51,357)	11,093	(70,582)	58,424
Other operating expenses of the Corporate and Other segment	(6,790)	(7,628)	(34,972)	(33,940)
Underwriting (loss) profit (a)	(58,147)	3,465	(105,554)	24,484
Losses and loss adjustment expenses - retroactive reinsurance	(26,969)	1,270	(37,237)	(4,991)
Net investment income	21,962	25,588	93,089	84,046
Net realized and unrealized (losses) gains on investments	(2,803)	7,954	3,625	10,441
Other income (expense)	(521)	(1,394)	(14)	424
Interest expense	(5,709)	(6,561)	(24,666)	(24,627)
Amortization of intangible assets	(91)	(91)	(363)	(363)
Impairment of IRWC trademark intangible asset	—	—	—	(2,500)
(Loss) income from continuing operations before taxes	$(72,278)	$30,231	$(71,120)	$86,914

(a) Included in underwriting results for the three and twelve months ended December 31, 2024 is gross fee income of $4.8 million and $21.0 million, respectively ($5.9 million and $24.2 million in the respective prior year periods).

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JRVR Announces Fourth Quarter 2024 Results

Adjusted Net Operating Income

We define adjusted net operating (loss) income as income available to common shareholders excluding a) (loss) income from discontinued operations b) the impact of retroactive reinsurance accounting for loss portfolio transfers, c) net realized and unrealized gains (losses) on investments, d) certain non-operating expenses such as professional service fees related to various strategic initiatives, and the filing of registration statements for the offering of securities, e) severance costs associated with terminated employees, and f) deemed dividend related to the conversion of the Series A Preferred Shares. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our (loss) income available to common shareholders reconciles to our adjusted net operating (loss) income as follows:

	Three Months Ended December 31,
	2024		2023
($ in thousands)	Income Before Taxes	Net Income	Income Before Taxes	Net Income
Loss available to common shareholders	$(102,924)	$(94,041)	$(142,605)	$(152,780)
Loss from discontinued operations	1,372	1,372	170,211	170,211
Losses and loss adjustment expenses - retroactive reinsurance	26,969	21,306	(1,270)	(1,003)
Net realized and unrealized investment losses (gains)	2,803	2,214	(7,954)	(6,284)
Other expenses	1,563	1,340	2,321	2,298
Series A deemed dividends	27,006	27,006	—	—
Adjusted net operating (loss) income	$(43,211)	$(40,803)	$20,703	$12,442

	Twelve Months Ended December 31,
	2024		2023
($ in thousands)	Income Before Taxes	Net Income	Income Before Taxes	Net Income
Loss available to common shareholders	$(125,903)	$(118,269)	$(92,479)	$(118,184)
Loss from discontinued operations	17,634	17,634	168,893	168,893
Losses and loss adjustment expenses - retroactive reinsurance	37,237	29,418	4,991	3,943
Net realized and unrealized investment gains	(3,625)	(2,865)	(10,441)	(8,248)
Other expenses	6,145	5,573	1,588	1,938
Impairment of IRWC trademark intangible asset	—	—	2,500	1,975
Series A deemed dividends	27,006	27,006	—	—
Adjusted net operating (loss) income	$(41,506)	$(41,503)	$75,052	$50,317

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JRVR Announces Fourth Quarter 2024 Results

Tangible Equity (per Share) and Tangible Common Equity (per Share)

We define tangible equity as shareholders' equity plus mezzanine Series A preferred shares and the deferred retroactive reinsurance gain less goodwill and intangible assets (net of amortization). We define tangible common equity as tangible equity less mezzanine Series A preferred shares. Our definition of tangible equity and tangible common equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity and tangible common equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity and tangible common equity for December 31, 2024, September 30, 2024, December 31, 2023, and September 30, 2023.

	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2023
($ in thousands, except for share data)
Shareholders' equity	$460,915	$530,347	$534,621	$562,544
Plus: Series A redeemable preferred shares	133,115	144,898	144,898	144,898
Plus: Deferred reinsurance gain (a)	57,970	31,001	20,733	37,653
Less: Goodwill and intangible assets	214,281	214,372	214,644	214,735
Tangible equity	$437,719	$491,874	$485,608	$530,360
Less: Series A redeemable preferred shares	133,115	144,898	144,898	144,898
Tangible common equity	$304,604	$346,976	$340,710	$385,462

Common shares outstanding	45,644,318	37,829,475	37,641,563	37,619,749
Common shares from assumed conversion of Series A preferred shares	13,521,635	6,848,763	5,971,184	5,640,158
Common shares outstanding after assumed conversion of Series A preferred shares	59,165,953	44,678,238	43,612,747	43,259,907

Equity per share:
Shareholders' equity	$10.10	$14.02	$14.20	$14.95
Tangible equity	$7.40	$11.01	$11.13	$12.26
Tangible common equity	$6.67	$9.17	$9.05	$10.25

(a) Deferred reinsurance gain for the period ending September 30, 2023 includes the deferred retroactive reinsurance gain of $15.7 million related to the former Casualty Reinsurance LPT.
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